Table of Contents
                          Synergy Financial Group, Inc.
                              Cranford, New Jersey


Introduction                                                                   1
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1.  Overview and Financial Analysis                                            4
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   GENERAL OVERVIEW                                                            4
   HISTORY                                                                     5
   STRATEGIC DIRECTION                                                         5
   BALANCE SHEET TRENDS                                                        6
   LOAN PORTFOLIO                                                              8
   INVESTMENTS                                                                11
   INVESTMENTS AND MORTGAGE-BACKED SECURITIES                                 12
   ASSET QUALITY                                                              13
   FUNDING COMPOSITION                                                        16
   ASSET/LIABILITY MANAGEMENT                                                 18
   NET WORTH AND CAPITAL                                                      19
   INCOME AND EXPENSE TRENDS                                                  20
   LEGAL PROCEEDINGS                                                          25
   SUBSIDIARIES                                                               25


2.  Market Area Analysis                                                      26
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   MARKET AREA DEMOGRAPHICS                                                   26
   MARKET AREA DEPOSIT CHARACTERISTICS                                        31


3.  Comparisons With Publicly Traded Thrifts                                  37
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   INTRODUCTION                                                               37
   SELECTION SCREENS                                                          37
   SELECTION CRITERIA                                                         38
   COMPARABLE GROUP PROFILES                                                  40


4.  Market Value Determination                                                46
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   COMPARABLE GROUP ADJUSTMENTS                                               46
   BALANCE SHEET STRENGTH                                                     48
   ASSET QUALITY                                                              51
   EARNINGS QUALITY, PREDICTABILITY AND GROWTH                                52
   DIVIDENDS                                                                  56
   LIQUIDITY OF THE ISSUE                                                     58

   RECENT REGULATORY MATTERS                                                  60
   MARKET FOR SEASONED THRIFT STOCKS                                          61
   ACQUISITION MARKET                                                         67
   ADJUSTMENTS TO VALUE IN RELATION TO THE COMPARABLE GROUP                   69


5.  Other Factors                                                             70
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   MANAGEMENT                                                                 70
   MARKET AREA                                                                71
   INTEREST RATE RISK                                                         76
   OFFERING SIZE                                                              77
   FORMER CREDIT UNION                                                        78
   ADJUSTMENTS TO VALUE IN RELATION TO OTHER FACTORS                          79


6.  Market for MHC Stocks                                                     80
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   HISTORICAL MHC PERFORMANCE                                                 80
   MHC REMUTUALIZATIONS                                                       81
   COMPARABLE MHC TRADING MULTIPLES                                           82
   MHC CONVERSIONS                                                            83
   COMPARISON TO PENDING MHC OFFERINGS                                        85


7.  Valuation                                                                 86
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   FULL OFFERING VALUE IN RELATION TO COMPARABLES                             87
   MHC VALUE IN RELATION TO OTHER MHC'S                                       89
   VALUATION CONCLUSION                                                       91


                                                         List of Figures
                                                  Synergy Financial Group, Inc.
                                                      Cranford, New Jersey

Figure 1 - Current Facilities List                                                                       4
Figure 2 - Asset and Retained Earnings Chart                                                             6
Figure 3 - Key Balance Sheet Data                                                                        7
Figure 4 - Key Ratios                                                                                    7
Figure 5 - Net Loans Receivable Chart                                                                    8
Figure 6 - Loan Mix as of March 31, 2002 Chart                                                           9
Figure 7 - Loan Mix                                                                                     10
Figure 8 - Securities Chart                                                                             11
Figure 9 - Investment Mix                                                                               12
Figure 10 - Asset Quality Chart                                                                         13
Figure 11 - Non-Performing Loans                                                                        14
Figure 12 - Allowance for Possible Loan and Lease Losses Chart                                          15
Figure 13 - Deposit and Borrowing Trend Chart                                                           16
Figure 14 - Deposit Mix                                                                                 17
Figure 15 - Net Portfolio Value                                                                         18
Figure 16 - Capital analysis                                                                            19
Figure 17 - Net Income Chart                                                                            20
Figure 18 - Average Yields and Costs                                                                    21
Figure 19 - Spread and Margin Chart                                                                     22
Figure 20 - Income Statement Trends                                                                     23
Figure 21 - Profitability Trend chart                                                                   24
Figure 22 - Population Demographics                                                                     27
Figure 23 - Household Characteristics                                                                   29
Figure 24 - Clark Market Share                                                                          31
Figure 25 - Cranford Market Share                                                                       32
Figure 26 - Freehold Market Share                                                                       32
Figure 27 - Iselin Market Share                                                                         33
Figure 28 - Kenilworth Market Share                                                                     33
Figure 29 - Linden Market Share                                                                         34
Figure 30 - Matawan Market Share                                                                        34
Figure 31 - Morganville Market Share                                                                    35
Figure 32 - Old Bridge Market Share                                                                     35
Figure 33 - Union Market Share                                                                          36
Figure 34 - Comparable Group                                                                            38
Figure 35 - Key Financial Indicators                                                                    44
Figure 36 - Key Balance Sheet Data                                                                      48
Figure 37 - Balance Sheet Growth Data                                                                   49
Figure 38 - Capital Data                                                                                50
Figure 39 - Asset Quality Table                                                                         51
Figure 40 - Net Income Trend                                                                            53
Figure 41 - Profitability Data                                                                          54
Figure 42 - Income Statement Data                                                                       55
Figure 43 - Dividend Data                                                                               56
Figure 44 - Market Capitalization Data                                                                  58
Figure 45 - Pricing Multiples of Fully Converted Thrifts to Pink Sheet Thrifts                          59
Figure 46 - Pricing Multiples of MHC Thrifts to MHC Pink Sheet Thrifts                                  59
Figure 47 - SNL Thrift Index Chart                                                                      61
Figure 48 - Historical SNL Index                                                                        62


Figure 49 - Equity Indices                                                                              64
Figure 50 - Historical Market Indices                                                                   65
Figure 51 - Historical Rates                                                                            66
Figure 52 - Deals for Last Twenty Quarters                                                              67
Figure 53 - Deal Multiples                                                                              68
Figure 54 - 2001 & 2002 New Jersey Thrift Deals                                                         68
Figure 55 - County Demographic Data                                                                     71
Figure 56 - Branch Performance                                                                          72
Figure 57 - Branch Performance by County                                                                74
Figure 58 - New Jersey relative to the Industry                                                         75
Figure 59 - Interest Rate Risk                                                                          76
Figure 60 - Industry Multiples By Market Capitalization                                                 77
Figure 61 - SNL MHC Index                                                                               80
Figure 62 - MHC Remutualizations                                                                        81
Figure 63 - Comparable Pink Sheet MHCs                                                                  82
Figure 64 - MHC Pink Sheet Liquidity Discount                                                           82
Figure 65 - MHC Reorganizations (Since 1/1/99) Pro Forma Data                                           83
Figure 66 - MHC Reorganizations Price Appreciation                                                      84
Figure 67 - Pro forma Pricing Multiples of Partners Trust Financial Group                               85
Figure 68 - Value Range - Full Offering                                                                 87
Figure 69 - Full Offering Pricing Multiples                                                             88
Figure 70 - Comparable Full Offering Pricing Multiples to the Bank's Pro Forma Midpoint                 88
Figure 71 - Value Range MHC Offering Data                                                               89
Figure 72 - Value Range MHC Offering Data                                                               89
Figure 73 - Comparable MHC Pricing Multiples to the Bank's Pro forma Midpoint                           90


                                List of Exhibits
                          Synergy Financial Group, Inc.
                              Cranford, New Jersey

   Exhibit
--------------

     1.  Profile of FinPro, Inc.
     2.  Statements of Financial Condition
     3.  Statements of Income
     4.  TFR Reconciliation
     5.  Statements of Retained Earnings
     6.  Statements of Cash Flows
     7.  Selected Financial Data
     8.  Industry Multiples
     9.  Industry Multiples by Size
    10.  Industry Pink Sheet Multiples
    11.  MHC Conversions 1999 to Date
    12.  Appraisal Pro Forma March 31, 2002 - Full Offering 12 Months
    13.  Appraisal Pro Forma March 31, 2002 - MHC Offering 12 Months
    14.  Offering Circular Pro Forma December 31, 2001 - MHC Offering 12 Months
    15.  Offering Circular Pro Forma March 31, 2002 - MHC Offering 3 Months

Conversion Valuation Appraisal Report                               Page:  1 - 1
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Introduction

This report represents FinPro, Inc.'s ("FinPro") independent appraisal of the estimated pro forma market value of the common stock (the "Common Stock") of Synergy Financial Group, Inc. (the "Company") in connection with a Stock Issuance (the "Reorganization"). As part of the Reorganization, the Company will issue a majority of its Common Stock to Synergy, MHC, a mutual holding company (the "MHC"), and will sell a minority of its Common Stock to the public.

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

     o    43.50% of the stock will be offered to the public,
     o    the stock will be issued at $10 per share,
     o    the conversion expenses will be $600 thousand,
     o there will be an 8% ESOP funded internally, amortized over 10 years straight-line,
     o    there will be a 4% MRP amortized over 5 years straight-line,
     o    the tax rate is  assumed  at 38.95%,  and
     o the net proceeds will be invested at the one year treasury rate of 2.70% pre-tax..

It is our understanding that the Company will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans, to Supplemental Eligible Account Holders of the Bank, and to Other Members. This appraisal has been prepared in accordance with Regulation 563b.7 and with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS") which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

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In the course of preparing our report,  we reviewed the financial  statements of the Bank's operations for the three months ended March 31, 2002, and the Bank's audited financials for the years ended December 31, 2001 and December 31, 2000. We also reviewed the Bank's Application for Approval of Conversion including the Proxy Statement and the Company's Form MHC-2 registration statement as filed with the Securities and Exchange Commission ("SEC"). We have conducted due diligence analysis of the Bank and the Company (hereinafter, collectively referred to as "the Bank") and held due diligence related discussions with the Bank's management and board of directors, as well as Fontanella & Babitts (the Bank's independent auditor), Trident Securities, Inc. (the Bank's underwriter), and Malizia, Spidi, & Fisch (the Bank's special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and reviewed the market area economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank's performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank's estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank's assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

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Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

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1.  Overview and Financial Analysis

---------------------------------------------------------------------
                             GENERAL OVERVIEW
---------------------------------------------------------------------

The Bank, after the Reorganization, will be a federally charted mutual holding company. As of March 31, 2002, the Bank had $344.9 million in total assets, $276.8 million in deposits, $261.4 million in net loans and $22.6 million in equity. The following table details the Bank's facilities as of March 31, 2002. The Bank has six limited access facilities denoted with an *.

                       FIGURE 1 - CURRENT FACILITIES LIST


                                  Leased or       Year        Date of Lease
   Building/Office Location         Owned        Opened         Expiration
-------------------------------- ------------ ------------- -------------------

Main Office:
   310 North Avenue East
   Cranford, New Jersey             Owned         1991              -

Branch Offices:
* 2000 Galloping Hill Road                                   Anytime with 60
   Kenilworth, New Jersey          Leased         1989         days notice

* 2000 Galloping Hill Road                                   Anytime with 60
   Kenilworth, New Jersey          Leased         1978         days notice

* 1011 Morris Avenue                                         Anytime with 60
   Union, New Jersey               Leased         1952         days notice

* One Giralda Farms                                          Anytime with 60
   Madison, New Jersey             Leased         1983         days notice

* 1095 Morris Avenue                                         Anytime with 60
   Union, New Jersey               Leased         1993         days notice

* 2000 Galloping Hill Road                                   Anytime with 60
   Kenilworth, New Jersey          Leased         1993         days notice

   15 Market Street
   Kenilworth, New Jersey          Leased         1998             2013

   315 Central Avenue
   Clark, New Jersey               Leased         1999             2009

   225 North Wood Avenue
   Linden, New Jersey              Leased         2001             2005

   1162 Green Street                                                -
   Iselin, New Jersey               Owned         2002

   168-170 Main Street                                              -
   Matawan, New Jersey              Owned         2002

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                                 HISTORY
---------------------------------------------------------------------


Synergy Bank is a federally-chartered stock savings bank that was organized in 1952 as a credit union. Synergy Bank conducts a traditional community bank operation, offering retail banking services, one-to-four family residential mortgage loans, home equity loans, multi-family and commercial real estate loans, and consumer loan products, including auto and personal loans.


---------------------------------------------------------------------
                           STRATEGIC DIRECTION
---------------------------------------------------------------------


The Bank has prepared a business plan to provide direction for the Bank over the next several years. The business plan projects balance sheet growth with the Bank originating home equity loans, consumer loans, mortgage loans and commercial real estate loans. On the liability side, the Bank will grow deposits by emphasizing core deposits (transaction and savings accounts).

The Bank will increase its interest rate spread and margin through loan growth. In addition, the Bank will maintain earnings by emphasizing asset quality and controlling expenses.

The business plan calls for the following major thrusts over the five-year planning horizon:

     1. Convert to a stock institution, in M.H.C. form, to raise capital to fund growth opportunities and strengthen the capital position of the Bank;
     2. Grow the loan origination volumes, emphasizing home equity loans, commercial real estate and multi-family mortgages;
     3.   Grow deposits from the de novo branching;
     4.   Grow into expense structure;
     5.   Analyze  any  and  all  acquisition   opportunities  as  they  present
          themselves.

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---------------------------------------------------------------------
                           BALANCE SHEET TRENDS
---------------------------------------------------------------------


The Bank's balance sheet increased by $48.0 million, or 16.15%, from $297.0 million at December 31, 2001 to $344.9 million at March 31, 2002.

Equity has increased $249 thousand from $22.4 million at December 31, 2001 to $22.6 million at March 31, 2002. At March 31, 2002, the equity to assets ratio was 6.56%.



                  FIGURE 2 - ASSET AND RETAINED EARNINGS CHART


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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Conversion Valuation Appraisal Report                               Page:  1 - 7
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The following  tables set forth  certain  information  concerning  the financial position of the Bank along with selected ratios at the dates indicated.

                        FIGURE 3 - KEY BALANCE SHEET DATA


                               [GRAPHIC OMITTED]

Source:  Offering Prospectus

                              FIGURE 4 - KEY RATIOS



                               [GRAPHIC OMITTED]

Source:  Offering Prospectus

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Conversion Valuation Appraisal Report                               Page:  1 - 8
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---------------------------------------------------------------------
                              LOAN PORTFOLIO
---------------------------------------------------------------------


The Bank's loan portfolio has increased by $36.7 million from December 31, 2001 to March 31, 2002, and as a percent of assets, the loan portfolio has increased slightly from 75.66% to 75.79% at March 31, 2002.

                      FIGURE 5 - NET LOANS RECEIVABLE CHART


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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The Bank is primarily a residential lender.  However,  the Bank has a high level of auto loans.

                 FIGURE 6 - LOAN MIX AS OF MARCH 31, 2002 CHART


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus


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The loan mix has shifted towards  residential and commercial  mortgage loans and away from automobile loans and credit card loans.

                               FIGURE 7 - LOAN MIX


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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---------------------------------------------------------------------
                               INVESTMENTS
---------------------------------------------------------------------


The Bank's mortgage-backed securities and investment portfolio increased $10.6 million from $51.0 million on December 31, 2001 to $61.6 million at March 31, 2002.

                           FIGURE 8 - SECURITIES CHART


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus
Note:The available for sale securities are shown at fair value and the held to maturity securities are shown at amortized cost.

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---------------------------------------------------------------------
                INVESTMENTS AND MORTGAGE-BACKED SECURITIES
---------------------------------------------------------------------


The Bank currently invests in mortgage-backed securities and collateralized mortgage obligations and real estate mortgage investment conduits. The following table illustrates the Bank's investment portfolio.

                            FIGURE 9 - INVESTMENT MIX


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 13
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---------------------------------------------------------------------
                              ASSET QUALITY
---------------------------------------------------------------------


The Bank's level of nonperforming loans has increased from $71 thousand at December 31, 2001 to $449 thousand at March 31, 2002. The total nonperforming assets to total assets ratio was 0.13%, up from 0.02% at December 31, 2001.

                         FIGURE 10 - ASSET QUALITY CHART

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 14
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At March 31, 2002,  the Bank's  non-performing  loan to net loan ratio was 0.17%
and the non-performing assets to total assets ratio was 0.13%.

                        FIGURE 11 - NON-PERFORMING LOANS


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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The ALLL has increased from $1.4 million at December 31, 2001 to $1.6 million at
March 31, 2002. The Bank's ALLL to loans ratio was 0.62% at March 31, 2002.

         FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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---------------------------------------------------------------------
                           FUNDING COMPOSITION
---------------------------------------------------------------------


Overall, deposits have increased from $249.8 million at December 31, 2001 to $276.8 million at March 31, 2002. The Bank had $41.5 million in borrowings at March 31, 2002.

                  FIGURE 13 - DEPOSIT AND BORROWING TREND CHART


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 17
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The Bank's deposit mix as of March 31, 2002 is presented below.

                             FIGURE 14 - DEPOSIT MIX


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 18
================================================================================



---------------------------------------------------------------------
                        ASSET/LIABILITY MANAGEMENT
---------------------------------------------------------------------


The following chart depicts the effects of interest rate shocks on the Bank's net portfolio value as of December 31, 2001.

                         FIGURE 15 - NET PORTFOLIO VALUE


                                [GRAPHIC OMITTED]


Source:  OTS Interest Rate Risk Exposure Report

Conversion Valuation Appraisal Report                              Page:  1 - 19
================================================================================



---------------------------------------------------------------------
                          NET WORTH AND CAPITAL
---------------------------------------------------------------------


At March 31, 2002, the Bank had capital in excess of the minimum requirements for all capital ratios.

                          FIGURE 16 - CAPITAL ANALYSIS


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 20
================================================================================



---------------------------------------------------------------------
                        INCOME AND EXPENSE TRENDS
---------------------------------------------------------------------


The Bank posted net income of $509 thousand for the three months ended March 31, 2002. On an annualized basis, this equates to net income of $2.0 million, which is $134 thousand higher than the net income for the year ended December 31, 2001.

                          FIGURE 17 - NET INCOME CHART


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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================================================================================



The interest rate spread at March 31, 2002 increased relative to the three months ended March 31, 2002 and March 31, 2001.

                      FIGURE 18 - AVERAGE YIELDS AND COSTS


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 22
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The following chart illustrates that the Bank's spread and margin have increased from the year ended December 31, 2001 to the three months ended March 31, 2002.

                       FIGURE 19 - SPREAD AND MARGIN CHART


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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================================================================================



The Bank posted net income of $509 thousand for the three months ended March 31, 2002.

                       FIGURE 20 - INCOME STATEMENT TRENDS


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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================================================================================



Though the Bank's annualized income for the quarter ended March 31, 2002 rose from twelve month income for the period ending December 31, 2001, ROAA declined due to asset growth.

                      FIGURE 21 - PROFITABILITY TREND CHART


                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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================================================================================



---------------------------------------------------------------------
                            LEGAL PROCEEDINGS
---------------------------------------------------------------------


The Company and its subsidiaries, from time to time, are a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Bank. There were no lawsuits pending or known to be contemplated against the Company at March 31, 2002 that would have a material effect on the Company's operations or income.


---------------------------------------------------------------------
                               SUBSIDIARIES
---------------------------------------------------------------------


In addition to the Bank, the Company has one service corporation subsidiary, Synergy Financial Services, Inc., which was incorporated under New Jersey law in June 1997 and began operation in May 1998. It was organized for the purpose of providing securities brokerage, insurance and investment advisory services and products, including mutual funds and annuities, to customers of the Bank and the general public. The Company initially provided services through a third party networking agreement with CUNA Brokerage Services under Plan America trademark and began offering such products and services form Synergy Bank's main and branch offices in June 1996. In April 1999, Synergy Financial Services, Inc. entered into an agreement with INVEST Financial Corporation of Tampa, Florida, one of the nation's largest full-service providers of investment and insurance products through financial institutions, and continues to offer services and products through such company. At March 31, 2002, Synergy Financial Services, Inc. had total assets of $72,000. For the year ended December 31, 2001, it reported net operating loss of approximately $30,000 on sales of $4.3 million.

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2.  Market Area Analysis

---------------------------------------------------------------------
                         MARKET AREA DEMOGRAPHICS
---------------------------------------------------------------------


The following tables summarize the demographics for the Bank's markets. The analysis defines the Bank markets as a 1.5 mile radius around the Bank's four operating full-service branch offices, as of March 31, 2002, Clark, Cranford, Kenilworth, and Linden, and the six planned full-service branch offices, Freehold, Iselin, Kenilworth, Matawan, Morganville, and Old Bridge, truncated for highways, rivers and market overlaps.

                                [GRAPHIC (MAP) OMITTED]


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================================================================================



                       FIGURE 22 - POPULATION DEMOGRAPHICS


                                [GRAPHIC OMITTED]

Source: Claritas

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================================================================================



                       Population Demographics - Continued

                                [GRAPHIC OMITTED]


Source: Claritas


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================================================================================




                      FIGURE 23 - HOUSEHOLD CHARACTERISTICS


                                [GRAPHIC OMITTED]

Source: Claritas


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================================================================================



                      Household Characteristics - Continued

                                [GRAPHIC OMITTED]

Source: Claritas

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================================================================================




---------------------------------------------------------------------
                    MARKET AREA DEPOSIT CHARACTERISTICS
---------------------------------------------------------------------


As of March 31, 2002, the Bank operated nine branches in Union County, New Jersey, one branch in Morris County, New Jersey and one branch in Shelby County, Tennessee. Due to the nature of the Bank's service area, the following charts display the market share for each of the Bank's four operating full-service branch offices, as of June 30, 2001, Clark, Cranford, Kenilworth, and Linden, and the six planned full-service branch offices, Freehold, Iselin, Kenilworth, Matawan, Morganville, and Old Bridge, current markets.

                         FIGURE 24 - CLARK MARKET SHARE


                                [TWO GRAPHICS OMITTED]


Source: SNL Financial, Inc. data & FinPro calculations.

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================================================================================



                        FIGURE 25 - CRANFORD MARKET SHARE


                                [TWO GRAPHICS OMITTED]


Source: SNL Financial, Inc. data & FinPro calculations.


                        FIGURE 26 - FREEHOLD MARKET SHARE


                                [TWO GRAPHICS OMITTED]


Source: SNL Financial, Inc. data & FinPro calculations.

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================================================================================



                         FIGURE 27 - ISELIN MARKET SHARE


                                [TWO GRAPHICS OMITTED]


Source: SNL Financial, Inc. data & FinPro calculations.


                       FIGURE 28 - KENILWORTH MARKET SHARE

                                [TWO GRAPHICS OMITTED]


Source: SNL Financial, Inc. data & FinPro calculations.

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================================================================================



                         FIGURE 29 - LINDEN MARKET SHARE

                             [TWO GRAPHICS OMITTED]


Source: SNL Financial, Inc. data & FinPro calculations.


                        FIGURE 30 - MATAWAN MARKET SHARE

                             [TWO GRAPHICS OMITTED]

Source: SNL Financial, Inc. data & FinPro calculations.

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================================================================================



                      FIGURE 31 - MORGANVILLE MARKET SHARE

                                [TWO GRAPHICS OMITTED]

Source: SNL Financial, Inc. data & FinPro calculations.



                       FIGURE 32 - OLD BRIDGE MARKET SHARE

                                [TWO GRAPHICS OMITTED]

Source: SNL Financial, Inc. data & FinPro calculations.

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================================================================================



                         FIGURE 33 - UNION MARKET SHARE

                             [TWO GRAPHICS OMITTED]


Source: SNL Financial, Inc. data & FinPro calculations.


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================================================================================



3.  Comparisons With Publicly Traded Thrifts


---------------------------------------------------------------------
                               INTRODUCTION
---------------------------------------------------------------------


This chapter presents an analysis of the Bank's operations against a Comparable Group of publicly traded savings institutions. The Comparable Group was selected from a universe of 250 public thrifts as of May 20, 2002. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the fair market valuation of the Bank. Factors that influence the Bank's value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group's current market pricing, coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank to-be-issued common stock.


---------------------------------------------------------------------
                            SELECTION SCREENS
---------------------------------------------------------------------


The selection screens utilized to identify possible Comparables from the list of 250 public thrifts at May 20, 2002 included:

                                [GRAPHIC OMITTED]

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================================================================================



Applying these criteria against the 250 public thrifts resulted in a list of the following 12 institutions along with WVS Financial Corp.

                          FIGURE 34 - COMPARABLE GROUP


                                [GRAPHIC OMITTED]


---------------------------------------------------------------------
                            SELECTION CRITERIA
---------------------------------------------------------------------

Excluded from the Comparable Group were institutions that were involved in pending mergers or acquisitions. Also, institutions that completed their conversions after March 31, 2001 were also excluded as the earnings of newly converted institutions do not reflect a full years benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward respectively. Asset size was deemed more important than geographic proximity. A separate analysis based on geography is included later in this report.

After an analysis of loan to asset ratios and funding comparability, it was determined that WVS Financial Corp. should not be included in the group as it is not comparable. As such, the twelve institutions listed above constitute the Comparable Group.

In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. The goal of the selection criteria process is to find those institutions that most closely match those of the Bank. None of the Comparables selected will be exact clones of the Bank.

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================================================================================



The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

        1.       Asset size
        2.       Profitability
        3.       Capital Level
        4.       Balance Sheet Mix
        5.       Operating Strategy
        6.       Date of conversion


1. Asset Size The Comparable Group should have a similar asset size to the Bank. The Comparable Group ranged in size from $325.6 million to $399.2 million in total assets with a median of $395.6 million. The Bank's asset size was $344.9 million as of March 31, 2002 and will be $353.1 million on a pro forma basis at the midpoint of the estimated valuation range.

2. Profitability The Comparable Group had a median ROAA of 1.00% and a median ROAE of 8.98% for the most recent quarter available. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of 0.52% to a high of 1.69%, while the ROAE measure ranged from a low of 4.24% to a high of 16.21%. The Bank had an ROAA of 0.63% and an ROAE of 9.00% for the three months annualized ending March 31, 2002.

3. Capital Level The Comparable Group had a median equity to assets ratio of 9.46% with a high of 18.13% and a low of 5.57%. At March 31, 2002, the Bank had an equity to assets ratio of 6.56%. On a pro forma basis, at the midpoint, the Bank would have an equity to assets ratio of 8.73%.

4. Balance Sheet Mix At March 31, 2002, the Bank had a net loan to asset ratio of 75.79%. The median loan to asset ratio for the Comparables was 75.96%, ranging from a low of 52.56% to a high of 84.12%. On the liability side, the Bank's deposit to asset ratio was 80.24% at March 31, 2002 while the Comparable median was 67.23% ranging from 58.14% to 81.68%. Additionally, the Bank's borrowings to assets ratio was 12.03% as of March 31, 2002 and the Comparable median borrowings to assets ratio was 20.73% with a range of 9.12% to 28.83%.

5. Operating Strategy An institution's operating characteristics are important because they determine future performance. The also affect expected rates of return and investor's general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

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================================================================================



6. Date of Conversion Recent conversions, those completed on or after March 31, 2001, were excluded since the earnings of a newly converted institution do not reflect a full year's benefits of reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.



---------------------------------------------------------------------
                        COMPARABLE GROUP PROFILES
---------------------------------------------------------------------


o Alliance Bancorp of New England, Inc. ANE is a BIF insured institution that had $397.0 million in total assets, is headquartered in Vernon, Connecticut, and operates nine branch. ANE has an equity to assets ratio of 5.57%, a ROAE of 15.32% and a borrowings to assets ratio of 10.46%. ANE had the highest deposits to assets ratio of the Comparable Group, 81.68% and a loans to deposits ratio of 80.59%. ANE is unlike the Bank due to its level of non-performing loans, reserves to non-performing loans ratio, deposits to assets ratio, cost of funds, and non-interest income and expense to assets ratios.

o Citizens First Financial Corp. CFSB is a SAIF insured institution that had $354.7 million in total assets, is headquartered in Bloomington, Illinois, and operates 5 branches. CFSB has an equity to assets ratio of 8.76%, a deposits to assets ratio of 69.44%, a borrowings to assets ratio of 20.73%, and a loans to deposits ratio of 115.38%. CFSB is unlike the Bank due to its level of non-performing loans, reserves to non-performing loans ratio, loan growth, borrowing to assets ratio, number of offices, and net interest margin.

o Finger Lakes Bancorp, Inc. FLBC is a SAIF insured thrift that operates 7 offices, is headquartered in Geneva, New York, and had $356.5 in assets. FLBC had a loans to assets ratio of 52.56%, and a deposits to assets ratio of 69.38%. FLBC had an equity to assets ratio of 9.82%. Finger Lakes Bancorp is unlike the Bank due to its borrowing to assets ratio, net interest margin, cost of funds, and non-interest income to asset ratio.

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================================================================================



o Guaranty Federal Bancshares, Inc. GFED is a SAIF insured institution with 9 offices, is headquartered in Springfield, Missouri, and had total assets of $394.3 million. GFED had a loans to assets ratio of 80.47% and a loans to deposits ratio of 138.42%. In addition, GFED had a deposits to assets ratio of 58.14% and an equity to assets ratio of 11.58%. Guaranty Federal is unlike the Bank due to its loan to asset ratio, borrowing to assets ratio, loan growth, equity to asset ratio, net interest margin, level of non-performing loans, reserves to non-performing loans ratio, and non-interest income and expense to assets ratios.

o Hingham Institution for Savings HIFS is a BIF insured institution with 6 offices, is headquartered in Hingham, Massachusetts, and had total assets of $397.1 million. HIFS had a loan to assets ratio of 75.96%, and had a loans to deposits ratio of 117.40%. HIFS had a deposits to assets ratio of 64.70%, and an equity to assets ratio of 8.68%. Hingham Savings is unlike the Bank due to its number of offices, deposit growth, asset growth, return on average assets and equity, borrowing to assets ratio, net interest margin, and non-interest income and expense to assets ratios.

o Jacksonville Bancorp, Inc. JXVL is a SAIF insured institution with 9 offices, is headquartered in Jacksonville, Texas, and had the second highest asset level of the group, $398.8 million. In addition, JXVL has grown deposits 12.65% during the last twelve months. JXVL had a deposits to assets ratio of 80.61% and had an equity to assets ratio of 9.12%. Jacksonville Bancorp is unlike the Bank due to its return on average assets and equity, and non-interest income and expense to assets ratios.

o Mystic Financial, Inc. MYST is a BIF insured institution with 5 offices, is headquartered in Medford, Massachusetts, and had the lowest asset level, $325.6 million. MYST had a loans to assets of 71.98% and a loans to deposits ratio of 95.29%. MYST had an equity to assets ratio of 7.37%, a deposits to assets ratio of 75.54% and a borrowings to assets ratio of 16.48%. In addition, MYST had an efficiency ratio of 70.41%, an overhead ratio of 66.92% and an ROAA of 0.55%. Mystic Financial is unlike the Bank due to its number of offices, borrowing to assets ratio, net interest margin, and non-interest expense to asset ratios.

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================================================================================



o North Central Bancshares, Inc. FFFD is a SAIF insured institution with 9 offices, headquartered in Fort Dodge, Iowa, and had $398.8 million in assets. FFFD had a loan to assets ratio of 84.12% and a loans to deposits ratio of 123.28%. FFFD had a deposits to assets ratio of 68.23% and an equity to assets ratio of 9.04%. In addition, FFFD had a noninterest income to average assets ratio of 1.25% and a noninterest expense to average assets ratio of 2.34%. North Central is unlike the Bank due to its level of reserves to loans ratio, borrowings to assets ratio, return on average assets and equity, and non-interest income to assets ratios.

o Oregon Trail Financial Corp. OTFC is a SAIF insured thrift that is headquartered in Baker City, Oregon, operates 9 branches, and had the highest level of assets in the Comparable Group, $399.2 million. OTFC had a loan to deposits ratio of 116.29%, and a deposit to assets ratio of 62.09%. OTFC had a loans to assets ratio of 72.20% and an equity to assets ratio of 12.92%. OTFC had a nonperforming loans to loans ratio of 0.31% and a reserves to nonperforming loans of 263.29%. In addition, OTFC had an efficiency and overhead ratio of 57.76% and 49.21% respectively. Oregon Trail Financial is unlike the Bank due to its level of reserves to loans ratio, borrowings to assets ratio, return on average assets and equity, non-interest income to asset ratio, and loan and deposit growth.

o Riverview Bancorp, Inc. RVSB is a SAIF insured thrift that is headquartered in Vancouver, Washington, operates 12 branches, and had $392.1 million in assets. RVSB had a deposits to assets ratio of 66.23% and an equity to assets ratio of 13.69%. RVSB had a borrowing to assets ratio, 19.00%, a loans to assets ratio of 73.77%, and a loans to deposits ratio of 111.38%. Riverview Bancorp is unlike the Bank due to its level of reserves to loans ratio, asset growth, equity to asset ratio, borrowings to assets ratio, return on average assets and equity, non-interest income to asset ratio, and deposit growth.

o Timberland Bancorp, Inc. TSBK is a SAIF insured institution that operates 13 offices, is headquartered in Hoquiam, Washington, and had assets of $398.8 million. TSBK had a loan to assets ratio of 77.55%, a loan to deposits ratio of 117.65% and a deposits to assets ratio of 65.91%. TSBK had an equity to assets ratio of 18.13%. Timberland Bancorp is unlike the Bank due to its level of non-performing loans, equity to asset ratio, borrowings to assets ratio, and return on average assets.

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================================================================================



o Western Ohio Financial Corporation WOFC is a SAIF insured institution with 6 offices, is headquartered in Springfield, Ohio, and had $351.7 million in total assets. WOFC had an equity to assets ratio of 11.93%. WOFC also had a loans to assets ratio of 78.51%, a loans to deposits ratio of 125.37% and a deposits to assets ratio of 62.62%. In addition, WOFC had 0.63% nonperforming loans to loans ratio, an efficiency ratio of 74.32% and an overhead ratio of 68.17%. WOFC unlike the Bank due to its number of branches, equity to asset ratio, borrowings to assets ratio, non-performing loans to loans ratio, deposit growth, and return on average assets and equity.

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================================================================================



All data presented in Figure 35 is from SNL Securities utilizing the most recent quarter for balance sheet and income statement related items. All data for the Bank is from the offering circular.

                      FIGURE 35 - KEY FINANCIAL INDICATORS



                                [GRAPHIC OMITTED]

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================================================================================



                                [GRAPHIC OMITTED]

Source: The Bank Offering Circular, FinPro calculations and SNL Securities
Note: All of the Bank data is at or for the annualized three months ended March 31, 2002.
Note:   All of the Comparable data is as of or for the most recent quarter.


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================================================================================



4.  Market Value Determination


---------------------------------------------------------------------
                       COMPARABLE GROUP ADJUSTMENTS
---------------------------------------------------------------------


The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments delineated in this section are made from potential investors' viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. A potential investor includes depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based, but the major ones utilized for purposes of this report include:


        o        Balance Sheet Strength

        o        Asset Quality

        o        Earnings Quality, Predictability and Growth

        o        Dividends

        o        Liquidity of the Issue

        o        Recent Regulatory Matters

        o        Market for Seasoned Thrift Stocks

        o        Acquisition Market

        o        Management

        o        Market Area

        o        Interest Rate Risk

        o        Offering Size

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================================================================================



To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. Adjustments, up or down, to the Comparable Group median multiple values are made based on the comparison of the Bank to the Comparable Group.

The Bank's value is further  adjusted for other  adjustments as shown in Section
5. The resultant values are then compared to recent conversions, geographic or state totals, and national totals for reasonableness and appropriateness.

Finally, consideration was given to the type of conversion the Bank is undertaking. In this particular case it was appropriate to compare and adjust the Bank's market value in relation to the performance of other fully converted institutions.

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---------------------------------------------------------------------
                          BALANCE SHEET STRENGTH
---------------------------------------------------------------------


The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as bank liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following tables summarize the key financial elements of the Bank measured against the Comparable Group.

                       FIGURE 36 - KEY BALANCE SHEET DATA


                                [GRAPHIC OMITTED]


Sources:  SNL and Offering Circular Data, FinPro Computations


         Asset Size - The Bank at $344.9 million, is slightly smaller than the Comparable Group median of $395.6 million. This was a primary screen for selection as a Comparable. After the stock issuance, the Banks assets will be much closer to that of the Comparable Group.

         Asset Composition - The Bank's net loan to asset ratio of 75.79% is in-line with the Comparable Group median of 75.96%.

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         Funding Mix - The Bank is primarily funded through deposits,  80.24% of assets. The Bank's borrowings to assets ratio is 12.03%. The Comparable Group has a deposits to assets ratio of 67.23% and a borrowings to asset ratio of 20.25%.

         Liquidity - The liquidity of the Bank and the Comparable Group appear similar and were sufficient to meet all regulatory guidelines.

The Bank's asset, loan and deposit growth rates far exceed the Comparable levels.

                      FIGURE 37 - BALANCE SHEET GROWTH DATA


                                [GRAPHIC OMITTED]


Sources:  SNL and Offering Circular Data, FinPro Computations


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                            FIGURE 38 - CAPITAL DATA


                               [GRAPHIC OMITTED]


Sources:  SNL and Offering Circular Data, FinPro Computations

         Capitalization - The Comparable Group's median equity to assets ratio of 9.46% is higher than the Bank's ratio of 6.56%. The Bank's pro forma equity to assets ratio is projected to be 8.73% at the midpoint of the valuation range.

         Intangible Levels - One of the most important factors influencing market values is the level of intangibles that an institution carries on its books. Thrifts trade more on tangible book than on book. Two of the Comparables have material levels of intangible assets. The Bank has no intangible assets.

The Bank's loan to asset ratio is in line the Comparable median while the deposit to asset ratio is above the Comparable level. The Bank has a lower levels of leverage and equity, as a percentage of assets, relative to the Comparable Group. The Bank, however, has grown much quicker than the Comparable Group. Based on this growth and the ability to utilize leverage, a slight upward adjustment is warranted for balance sheet characteristics.

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================================================================================



---------------------------------------------------------------------
                              ASSET QUALITY
---------------------------------------------------------------------


The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned ("REO") and levels of Allowance for Loan and Lease Losses ("ALLL") in assessing the attractiveness of investing in the common stock of an institution.


                         FIGURE 39 - ASSET QUALITY TABLE

                                [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations

The Bank has a lower level of non-performing loans ("NPL") to total loans at 0.17% when compared to the Comparable Group median at 0.47%. The Bank had a non-performing assets to assets ratio of 0.13%, which was lower than the Comparable median of 0.42%. This is offset by the Bank's reserve level, 0.62% of total loans, which is below the Comparable median of 0.86% of loans. The Bank's level of reserves to NPL's, at 360.36%, is above that of the Comparable Group, at 106.82% due to the Banks low level of NPL's. No adjustment is warranted for this factor as the lower level of nonperforming loans is offset by the lower level of ALLL.

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---------------------------------------------------------------------
               EARNINGS QUALITY, PREDICTABILITY AND GROWTH
---------------------------------------------------------------------


The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

        o        net interest income
        o        loan loss provision
        o        non-interest income
        o        non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

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The Bank posted net income of $1.5 million and $1.9 million,  respectively,  for the years ended December 31, 2000 and 2001, and posted annualized net income of $2.0 million for the three months ended March 31, 2002. Although net income is increasing, it is increasing at a diminishing rate.

                          FIGURE 40 - NET INCOME TREND


                                [GRAPHIC OMITTED]

Sources:  Offering Circular

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The ROAA is below the  Comparable  Group  median.  However,  the Bank's  ROAE is in-line with the Comparable Group median.

                         FIGURE 41 - PROFITABILITY DATA


                                [GRAPHIC OMITTED]



Sources:  SNL and Offering Circular Data, FinPro Computations

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================================================================================



                        FIGURE 42 - INCOME STATEMENT DATA

                                [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations

Compared to the Comparable Group average, the Bank's yield on average earnings assets was 33 basis points lower and the cost of funds was 101 basis points lower. The 42 basis point net margin advantage is offset by a 40 basis point noninterest expense disadvantage and a 34 basis point noninterest income disadvantage.

Taken collectively, the income of the Bank can be measured by the efficiency ratio, where the Bank ratio of 69.77% is similar, albeit slightly higher than, the Comparable median of 62.69%.

Currently, investors are focusing on earnings sustainability as the interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

The Banks plan calls for de novo branching, which typically will increase noninterest expense and decrease spread.

Based on this, a downward adjustment is warranted to the market value for earnings.

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---------------------------------------------------------------------
                                DIVIDENDS
---------------------------------------------------------------------


Historically, banks have not established dividend policies immediately at or after conversion to stock ownership. Rather, newly converted institutions, in general, have preferred to establish an earnings track record, fully invest the conversion proceeds, and allow for seasoning of the stock before establishing a dividend policy.

The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Recent pressures on ROE and on internal rate of returns to investors prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in managing equity.

                            FIGURE 43 - DIVIDEND DATA


                                [GRAPHIC OMITTED]


Sources:  SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report                              Page:  1 - 57
================================================================================




All twelve Comparable institutions had declared cash dividends. The median dividend payout ratio for the Comparable Group was 30.53%, ranging from a high of 96.15% to a low of 17.99%. The Bank on a pro forma basis (at the mid point of the value range) will have an equity to assets ratio of 8.73%. The Bank will have adequate capital to afford to pay cash dividends. As such, no adjustment is indicated for this factor.

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================================================================================



---------------------------------------------------------------------
                          LIQUIDITY OF THE ISSUE
---------------------------------------------------------------------


The Comparable Group is by definition composed only of companies that trade in the public markets with all twelve of the Comparables trading on NASDAQ. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

                     FIGURE 44 - MARKET CAPITALIZATION DATA

                                [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations


The market capitalization values of the Comparable Group range from a low of $27.0 million to a high of $76.5 million with a median market capitalization of $42.0 million. The Bank expects to have $10.0 million of market capital at the midpoint on a pro forma basis. Additionally, the Bank is expected to trade "over-the-counter".

Conversion Valuation Appraisal Report                              Page:  1 - 59
================================================================================



The following figures illustrate that there is a clear correlation between the amounts of market capitalization and the pricing multiples.

 FIGURE 45 - PRICING MULTIPLES OF FULLY CONVERTED THRIFTS TO PINK SHEET THRIFTS


                               [GRAPHIC OMITTED]

As Figure 45 demonstrates, pink sheet thrifts traded at a discount of 24.17% on a tangible book basis. However, they traded at a premium of 17.11% on a core earnings basis compared to non-pink sheet thrifts.

     FIGURE 46 - PRICING MULTIPLES OF MHC THRIFTS TO MHC PINK SHEET THRIFTS


                               [GRAPHIC OMITTED]

As Figure 46 demonstrates, pink sheet MHC thrifts traded at a discount of 38.60% on a tangible book basis. Additionally, they traded at a discount of 16.14% on a core earnings basis compared to non-pink sheet MHC thrifts.

As the Bank is anticipated to be pink sheeted, downward adjustment for this factor appears warranted, due to the low trading multiples for both pink sheet fully converted thrifts and MHC thrifts.

Conversion Valuation Appraisal Report                              Page:  1 - 60
================================================================================



---------------------------------------------------------------------
                        RECENT REGULATORY MATTERS
---------------------------------------------------------------------


Regulatory matters influence the market for thrift conversions. Currently, the OTS has issued a proposed rule on conversions. The comment period recently ended and the comments were relatively light in relation to the significance of the proposal. The major emphasis of the proposed rule is make MHCs more attractive.

To that end, the OTS has the following significant advantage over the other regulatory agencies:

     > The OTS allows for dividend waivers without any dilution to the minority shareholders.

In addition, the OTS has relaxed its repurchase restrictions after the first year, is proposing additional benefits to insiders and is proposing to relax the business plan standards.

These issues provide an incentive for investors to invest in an MHC and, as such, a modest upward adjustment for this measure is warranted.

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================================================================================



---------------------------------------------------------------------
                    MARKET FOR SEASONED THRIFT STOCKS
---------------------------------------------------------------------


Trading  multiples  for all public  thrifts as of May 20,  2002 are  provided in
Exhibit 8. A common measure utilized as a proxy for the performance of the thrift industry is the SNL thrift index graphically shown below and tabularly shown on the following page:

                       FIGURE 47 - SNL THRIFT INDEX CHART


                                [GRAPHIC OMITTED]

Source:  SNL Securities

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================================================================================



                        FIGURE 48 - HISTORICAL SNL INDEX


                                [GRAPHIC OMITTED]


Source: SNL Securities

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================================================================================



                                [GRAPHIC OMITTED]

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================================================================================




                           FIGURE 49 - EQUITY INDICES


                                [GRAPHIC OMITTED]

Source: SNL Securities

As the preceding figures demonstrate, the SNL Thrift index has materially diverged from the S&P and DJIA over the late 1998 to early 2000 period, reflecting the investment community's apparent disfavor with thrift stocks during that time period. However, during 2000, 2001 and early 2002, the SNL thrift index substantially outperformed the S&P and DJIA.

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================================================================================



                      FIGURE 50 - HISTORICAL MARKET INDICES

                                [GRAPHIC OMITTED]

Source: SNL Securities

As Figures 47, 48 and 49 illustrate, the performance of the SNL index was robust through 1994, 1995, 1996, 1997 and the first half of 1998. The dip in the index, occurring in late 1994, was the product of the interest rate rise during that period along with the overall uneasiness in the stock market in general. In August and October 1998, the indices experienced a dramatic dip in value. In 2001, the SNL index rebounded due to the rapidly decreasing rate environment. The S&P 500 index and the Dow Jones Industrial Average lost 5.03% and gained 2.13%, respectively, during 2002, however the SNL Thrift Index increased 24.58% over the same time period.

Conversion Valuation Appraisal Report                              Page:  1 - 66
================================================================================



                          FIGURE 51 - HISTORICAL RATES

                                [GRAPHIC OMITTED]

Source: Federal Reserve Bank of New York

As the Figures 49 and 51 demonstrate, the rate rise in late 1994 correlates closely to the fall in thrift prices. The drop in rates in 1995 was one of the primary drivers of the rapid rise in the SNL index. Likewise the drop in interest rates during 2001, lead to rising thrift values while the broader market declined. Rates are at the low point in the cylce however, and the economic news continues to be schizophrenic. As such, seasoned stocks are trading at high multiples right now with much downward potential. Therefore, a slight downward adjustment for this measure is warranted.

Conversion Valuation Appraisal Report                              Page:  1 - 67
================================================================================



---------------------------------------------------------------------
                            ACQUISITION MARKET
---------------------------------------------------------------------


The following chart illustrates that acquisitions have dwindled. Low acquisition pricing multiples provided little incentive for potential targets to sell.

                   FIGURE 52 - DEALS FOR LAST TWENTY QUARTERS


                                [GRAPHIC OMITTED]

Source:  SNL Securities

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================================================================================



In general, deal multiples have declined between 1998 and 2000. However, multiples have trended upward during 2001 and 2002.

                           FIGURE 53 - DEAL MULTIPLES


                                [GRAPHIC OMITTED]

Source:  SNL Securities

Six thrift acquisitions have occurred in New Jersey since January 1, 2001. One of the deals was a mutual merger and two were "remutualizations".

                 FIGURE 54 - 2001 & 2002 NEW JERSEY THRIFT DEALS


                               [GRAPHIC OMITTED]

The Comparable Group has been screened in an attempt to eliminate stocks with speculation included in their pricing. Additionally, the regulators are discouraging acquisitions for a period of three years following conversion. As such, no adjustment is required for this factor.

Conversion Valuation Appraisal Report                              Page:  1 - 69
================================================================================



---------------------------------------------------------------------
         ADJUSTMENTS TO VALUE IN RELATION TO THE COMPARABLE GROUP
---------------------------------------------------------------------


Overall,  FinPro  believes  that the Bank  pro  forma  market  value  should  be
discounted   relative  to  the  Comparable   Group,   reflecting  the  following
adjustments.

Key Valuation Parameters                       Valuation Adjustment
---------------------------------------------- ---------------------------------

Balance Sheet Strength                         Slight Upward

Asset Quality                                  No Adjustment

Earnings Quality, Predictability and Growth    Downward

Dividends                                      No Adjustment

Liquidity of the Issue                         Downward

Recent Regulatory Matters                      Slight Upward

Market for Seasoned Thrift Stocks              Slight Downward

Acquisition Market                             No Adjustment

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================================================================================



5.  Other Factors


---------------------------------------------------------------------
                                MANAGEMENT
---------------------------------------------------------------------


The Bank has developed a good management team with considerable banking experience. The Bank's organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

As such, no adjustment appears to be warranted for this factor.

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================================================================================



---------------------------------------------------------------------
                               MARKET AREA
---------------------------------------------------------------------


The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. Furthermore, the location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations. Furthermore, many investors like to invest in local organizations that can be easily followed through the local newspapers and "word-of-mouth", and the sophistication and financial resources vary from state to state.

Specifics  on the Bank's  markets  were  delineated  in Section 2 - Market  Area
Analysis. The following figure, compares the demographic data for the county serviced by the Bank, to the county data of the Comparable Group members.

                       FIGURE 55 - COUNTY DEMOGRAPHIC DATA


                                [GRAPHIC OMITTED]

Source:  SNL Securities, FinPro calculations

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================================================================================



Morris County has grown more rapidly than the Comparable Group's markets. However, Union County has grown slower. The Bank's markets have substantially higher levels of income.

The following figure displays the recent performance of each of the Bank's and the Comparable Group's branches.

                         FIGURE 56 - BRANCH PERFORMANCE


                                [GRAPHIC OMITTED]


Source:  SNL Securities, FinPro calculations

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================================================================================




                                [GRAPHIC OMITTED]

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================================================================================




The following figure displays branch performances on a county level.

                    FIGURE 57 - BRANCH PERFORMANCE BY COUNTY


                                [GRAPHIC OMITTED]

Source:  SNL Securities, FinPro calculations

The Bank has a slightly larger average branch size than the Comparable Group, $23,697 versus $23,072. This is despite the Bank's de novo branching activities.

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================================================================================



The following figure illustrates that, according to the New Jersey and the national medians, fully converted New Jersey thrifts trade at a premium on a book basis. Results are mixed on an earnings basis relative to the national levels.

                 FIGURE 58 - NEW JERSEY RELATIVE TO THE INDUSTRY


                                [GRAPHIC OMITTED]

Source:  SNL Securities, FinPro calculations


Based on the higher trading multiples of New Jersey standard conversions relative to the national levels and based upon the strength of the Bank's markets, an upward adjustment is warranted for the markets.

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================================================================================



---------------------------------------------------------------------
                            INTEREST RATE RISK
---------------------------------------------------------------------


As a result of the recent decline in interest rates, coupled with the regulatory scrutiny of institutions regarding asset/liability management, the level of interest rate risk in an institution's balance sheet could cause significant changes in that institutions level of income.

The following figure shows the effect that interest rate shocks would have on the Bank's net portfolio value.

                         FIGURE 59 - INTEREST RATE RISK


                                [GRAPHIC OMITTED]

The Bank's interest rate risk profile would be classified as "Moderate Risk (2)" according to TB-13a. As such, no adjustment is warranted.

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================================================================================



---------------------------------------------------------------------
                              OFFERING SIZE
---------------------------------------------------------------------


The amount of market capitalization, affects the pricing of an institution as small cap companies suffer from weak liquidity, limited research and press coverage, limited resources and the lack of economies of scale. The following figure illustrates that there is a clear correlation between the amounts of market capitalization and the price to book and price to tangible book multiples. The price to earnings multiple also trends upward with higher market capitalization.

             FIGURE 60 - INDUSTRY MULTIPLES BY MARKET CAPITALIZATION


                                [GRAPHIC OMITTED]

Source:  SNL Securities, FinPro calculations

As the Bank is expected to have market capitalization of just $10.0 million, which would make it smaller than any of the Comparables and approximately one fourth of the Comparable median, a downward adjustment is warranted for offering size.

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================================================================================



---------------------------------------------------------------------
                           FORMER CREDIT UNION
---------------------------------------------------------------------


The Bank has a high concentration of loans and deposits with the employees of Schering Plough and many of the Bank's branch locations are located on the corporate premises of that company. This concentration of business with the employees of one specific company exposes the Bank to the risk of a downturn if the company's performance declines or the company is acquired.

The Bank was originally chartered as a credit union for a pharmaceutical research and manufacturing company. The Bank converted from a credit union charter in 1998, and a significant concentration of loans and deposits continue to be associated with the employees of the former credit union sponsor. At March 31, 2002, approximately 30% of the total loan portfolio was comprised of loans made to individuals employed by one single company. If the company experiences difficulties, it could affect the ability of it's employees to timely repay their loans, and the Bank's level of deposits, in particular, demand deposits, could fall.

In addition, the Bank currently operates six on-site branch offices located on various corporate premises of the former credit union sponsor corporation. These branch locations are occupied pursuant to a written agreement with the company, which may be terminated at any time by either party upon sixty days notice. A change in the corporate ownership of the company could affect this relationship.

The market value should be adjusted downward for this factor.

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================================================================================



---------------------------------------------------------------------
            ADJUSTMENTS TO VALUE IN RELATION TO OTHER FACTORS
---------------------------------------------------------------------




Key Valuation Parameters              Valuation Adjustment
------------------------------------- ------------------------------------------

Management                            No Adjustment

Market Area                           Upward

Interest Rate Risk                    No Adjustment

Offering Size                         Downward

Former Credit Union                   Downward

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================================================================================



6.  Market for MHC Stocks

As the Bank is undergoing an MHC reorganization, it should be compared to other publicly traded institutions that have a similar organizational structure. This section will compare the Bank's pro forma pricing relative to comparable size pink sheet MHC thrifts and other pending MHC conversions. This section will provide a secondary check of the conclusions drawn through the fully converted Comparable Group analysis.


---------------------------------------------------------------------
                        HISTORICAL MHC PERFORMANCE
---------------------------------------------------------------------


The market for MHC's has risen dramatically since 1994 and especially since early 2000. The pricing of MHC "remutualization" transactions has led to acquisition speculation for MHC stocks.

The following chart illustrates the substantial appreciation of the SNL MHC index since December 31, 2000. Since December 31, 2000, the SNL MHC Index increased 71.52%, while the SNL Thrift Index increased only 30.84%.

                            FIGURE 61 - SNL MHC INDEX


                               [GRAPHIC OMITTED]

The last time we saw this divergence was the 1997 and 1998 period, which preceded the "crash" in MHC values the following year. This is of grave concern to FinPro.

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================================================================================



---------------------------------------------------------------------
                           MHC REMUTUALIZATIONS
---------------------------------------------------------------------


The largest reason for the appreciation of MHC stocks is the regulatory approval of MHC remutualizations. To date there have been three completed remutualizations and two pending remutualizations. The acquisition price on these deals offered a substantial premium to the three month prior stock price.

                        FIGURE 62 - MHC REMUTUALIZATIONS


                                [GRAPHIC OMITTED]

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================================================================================



---------------------------------------------------------------------
                     COMPARABLE MHC TRADING MULTIPLES
---------------------------------------------------------------------


FinPro considered the trading multiples of pink sheet MHCs with assets greater than $200 million.

                     FIGURE 63 - COMPARABLE PINK SHEET MHCS


                               [GRAPHIC OMITTED]

The following figure illustrates that the selected Comparable pink sheet MHCs trade at a 2.90% premium to national MHC multiples on a core earnings basis, but at a 43.24% discount on a tangible book basis.

                  FIGURE 64 - MHC PINK SHEET LIQUIDITY DISCOUNT


                               [GRAPHIC OMITTED]

Based on this data, a discount in the 40% range, as suggested by the Comparable data, appears justified.

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================================================================================



---------------------------------------------------------------------
                             MHC CONVERSIONS
---------------------------------------------------------------------


The pro forma price to tangible book multiple of MHC conversions has risen from 61.59% in 2000 to 81.21% in 2001 and 92.54% in 2002.

          FIGURE 65 - MHC REORGANIZATIONS (SINCE 1/1/99) PRO FORMA DATA


                               [GRAPHIC OMITTED]

Source:  SNL Securities

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================================================================================



Despite the increase in pro forma pricing multiples, illustrated on the previous page, the one month price pop has increased from a decline of 5.63% in 2000 to an increase of 36.00% in 2001 and 49.80% in 2002.

               FIGURE 66 - MHC REORGANIZATIONS PRICE APPRECIATION


                               [GRAPHIC OMITTED]

Source:  SNL Securities

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================================================================================



---------------------------------------------------------------------
                   COMPARISON TO PENDING MHC OFFERINGS
---------------------------------------------------------------------


FinPro also reviewed the pricing of this reorganization to the pricing of New England Bancshares and Minden Bancorp, two pending MHC conversions.

    FIGURE 67 - PRO FORMA PRICING MULTIPLES OF PARTNERS TRUST FINANCIAL GROUP


                                [GRAPHIC OMITTED]

Source:  SNL Securities Conversion Watch


The Bank's price to book multiple will be between New England Bancshares and Minden Bancorp.

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================================================================================




7.  Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, four key pricing multiples were considered. The four multiples include:

         Price to core earnings ("P/E")

         Price to tangible book value ("P/TB")

         Price to book value ("P/B")

         Price to assets ("P/A")

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibits 13, 14, 15 and 16.

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group, all New Jersey public thrifts, all publicly traded thrifts and the recent (1998 to date) standard conversions were assessed.

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B approach has gained in importance and is utilized frequently as the benchmark for market value. It is interesting to note that the P/B approach is more of a benchmark than a reliable valuation technique. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Most recently, the P/E approach has regained favor among investors.

As such, in estimating the market value for the Bank, equal emphasis was placed on the P/TB approach and the P/E approach. The P/B was given much less weight and the P/A ratio was not given much weight at all.

In terms of the market multiples, most weight was given to the Comparable Group. The second highest weight was afforded to MHC's, specifically pink sheeted MHC's. Less weight was ascribed to all public thrifts and all New Jersey thrifts. The multiples for the Comparable Group, all publicly traded thrifts, and New Jersey publicly traded thrifts are shown in Exhibit 8.

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================================================================================



---------------------------------------------------------------------
              FULL OFFERING VALUE IN RELATION TO COMPARABLES
---------------------------------------------------------------------


Based upon the premiums and discounts defined in the section above, the Bank pricing at the midpoint for a full standard conversion is estimated to be $22,988,500. Based upon a range below and above the midpoint value, the relative values are $19,540,230 at the minimum and $26,436,780 at the maximum respectively. At the super maximum of the range the offering value would be $30,402,300.

At the various levels of the estimated value range, the full offering would result in the following offering data:

                     FIGURE 68 - VALUE RANGE - FULL OFFERING


                                [GRAPHIC OMITTED]

Source:  FinPro Inc. Pro forma Model

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================================================================================



                   FIGURE 69 - FULL OFFERING PRICING MULTIPLES


                                [GRAPHIC OMITTED]


This equates to the following multiples:

      FIGURE 70 - COMPARABLE FULL OFFERING PRICING MULTIPLES TO THE BANK'S
                               PRO FORMA MIDPOINT


                                [GRAPHIC OMITTED]

Source:  FinPro Calculations

As Figure 70 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a premium of 0.73% on a core earnings basis. A discount of 51.91% is applied to the Bank relative to the Comparable Group on a price to tangible book basis.

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================================================================================




---------------------------------------------------------------------
                   MHC VALUE IN RELATION TO OTHER MHC'S
---------------------------------------------------------------------


The Bank pricing at the midpoint for a MHC Conversion assuming an issuance of 43.50%, is estimated to be $10,000,000. Based upon a range below and above the midpoint value, the relative values are $8,500,000 at the minimum and $11,500,000 at the maximum, respectively. At the super maximum of the range the offering value would be $13,225,000.

                    FIGURE 71 - VALUE RANGE MHC OFFERING DATA


                                [GRAPHIC OMITTED]

Source:  FinPro Inc. Pro forma Model

                    FIGURE 72 - VALUE RANGE MHC OFFERING DATA


                                [GRAPHIC OMITTED]

Source:  FinPro Inc. Pro forma Model

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================================================================================



The following table illustrates the Comparable pink sheet MHC trading multiples in relation to the Bank.

  FIGURE 73 - COMPARABLE MHC PRICING MULTIPLES TO THE BANK'S PRO FORMA MIDPOINT


                                [GRAPHIC OMITTED]

Source:  FinPro Calculations

As Figure 73 demonstrates at the midpoint of the EVR, the Bank is priced at a discount of 55.57% on a core earnings basis. A discount of 37.98% is applied to the Bank relative to the MHC median trading price to tangible book trading multiple.

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================================================================================



---------------------------------------------------------------------
                           VALUATION CONCLUSION
---------------------------------------------------------------------


It is, therefore, our opinion that as of May 22, 2002, the estimated pro-forma market value of the Bank in a full offering was $22,988,500 at the midpoint of a range with a minimum of $19,540,230 to a maximum of $26,436,780 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $30,402,300.

Using the pro forma market values for a full offering shown above, the amount of stock publicly offered as part of the MHC reorganization issuing 43.50% will equal 850,000 shares, 1,000,000 shares, 1,150,000 shares and 1,322,500 shares at the minimum, midpoint, maximum and super maximum, respectively.

Pro-forma comparisons of the Bank's value range with the Comparable Group, all public thrifts, and New Jersey public thrifts as well as MHC trading multiples is shown in Exhibits 13, 14, 15, and 16.